Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of PerkinElmer, Inc. listed below of our report dated March 11, 2011 with respect to the consolidated financial statements of Caliper Life Sciences, Inc. included in this Current Report on Form 8-K/A of PerkinElmer, Inc.

(1)	Registration Statement No. 333-61615 on Form S-8;

(2)	Registration Statement No. 333-65367 on Form S-8;

(3)	Registration Statement No. 333-81759 on Form S-8;

(4)	Registration Statement No. 333-61938 on Form S-8;

(5)	Registration Statement No. 333-73350 on Form S-8;

(6)	Registration Statement No. 333-92228 on Form S-8;

(7)	Registration Statement No. 333-129407 on Form S-8;

(8)	Registration Statement No. 333-158877 on Form S-8;

(9)	Registration Statement No. 333-165935 on Form S-3.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 17, 2012